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                                                                    EXHIBIT 99.1


(ALLIED HEALTHCARE PRODUCTS INC LOGO)



CONTACT:  DANIEL C. DUNN
          CHIEF FINANCIAL OFFICER
          (314) 771-2400


                       ALLIED HEALTHCARE PRODUCTS REPORTS
                      SALES INCREASE AND PROFITABLE QUARTER

                        -  SALES INCREASE DUE TO LARGE ORDER BACKLOG.
                        -  COMPANY REMAINS DEBT-FREE.

ST. LOUIS, November 2, 2005 -- Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported today that it earned a net income of $466,000, or 6 cents per diluted share, during its first quarter ended September 30, 2005, versus $236,000, or 3 cents per diluted share, for the first quarter last year.

         Sales for the first quarter of fiscal year 2006 totaled $15.0 million compared to $13.9 million for the previous year's first quarter.

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         As management had anticipated, sales increased due to the large backlog of orders in fiscal 2005. Customer orders for the first quarter increased modestly over last year's first quarter.

         Allied's margins improved to 26.5 percent from 24.4 percent last year on higher sales.

         Selling, general and administrative (SG&A) expenses increased about $240,000 versus last year's first quarter. Factors behind the increase included scheduled raises in salary and benefits, expanded sales efforts and higher commissions related to higher sales.

         The company remained free of debt after paying it off in the last quarter of the 2005 fiscal year.

         Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company

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or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.



                                       ##

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                 Three months ended September 30,
                                                     2005              2004
                                                 -------------      -------------
Net sales                                         $ 14,986,280      $ 13,939,720
Cost of sales                                       11,011,763        10,533,018
                                                  ------------      ------------

Gross profit                                         3,974,517         3,406,702

Selling, general and administrative expenses         3,169,959         2,929,088
                                                  ------------      ------------

Income from operations                                 804,558           477,614

Interest expense                                            --            73,846
Interest income                                         (7,957)               --
Other expense, net                                      11,069             7,362
                                                  ------------      ------------
                                                         3,112            81,208
                                                  ------------      ------------

Income before provision
for income taxes                                       801,446           396,406

Provision for income taxes                             335,605           160,905
                                                  ------------      ------------
Net income                                        $    465,841      $    235,501
                                                  ============      ============

Net income per share - Basic                      $       0.06      $       0.03
                                                  ============      ============

Net income per share - Diluted                    $       0.06      $       0.03
                                                  ============      ============

Weighted average common shares
Outstanding - Basic                                  7,829,577         7,818,432
                                                  ------------      ------------

Weighted average common shares
Outstanding - Diluted                                8,061,758         8,065,741
                                                  ------------      ------------

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)


                                                              September 30, 2005   June 30, 2005
                                                              ------------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents                                       $    361,576      $    317,775
  Short-term investments                                               651,277                --
  Accounts receivable, net of allowances of
    $595,000 and $565,000, respectively                              8,017,314         7,215,799
  Inventories, net                                                  10,895,370        10,775,550
  Other current assets                                                 560,853           168,431
                                                                  ------------      ------------
    Total current assets                                            20,486,390        18,477,555
                                                                  ------------      ------------
  Property, plant and equipment, net                                11,220,683        11,308,866
  Goodwill                                                          15,979,830        15,979,830
  Other assets, net                                                    329,658           330,969
                                                                  ------------      ------------
    Total assets                                                  $ 48,016,561      $ 46,097,220
                                                                  ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                $  3,359,849      $  2,110,599
  Deferred income taxes                                                703,809           711,416
  Deferred revenue                                                     465,000           465,000
  Other accrued liabilities                                          3,250,318         2,940,763
                                                                  ------------      ------------
    Total current liabilities                                        7,778,976         6,227,778
                                                                  ------------      ------------

                                                                  ------------      ------------
Deferred revenue
                                                                       891,250         1,007,500
                                                                  ------------      ------------

Commitments and contingencies

Stockholders' equity:
    Preferred stock; $0.01 par value; 1,500,000 shares
      authorized; no shares issued and outstanding                          --                --
    Series A preferred stock; $0.01 par value; 200,000 shares
      authorized; no shares issued and outstanding                          --                --
    Common stock; $0.01 par value; 30,000,000 shares
      authorized; 10,133,069 shares issued and 7,829,577
      shares outstanding at September 30, 2005 and
      June 30, 2005, respectively                                      101,331           101,331
    Additional paid-in capital                                      47,127,695        47,109,143
    Retained earnings                                               12,848,737        12,382,896
    Less: treasury stock, at cost; 2,303,492 shares at
      September 30, 2005 and June 30, 2005, respectively           (20,731,428)      (20,731,428)
                                                                  ------------      ------------
      Total stockholders' equity                                    39,346,335        38,861,942
                                                                  ------------      ------------
      Total liabilities and stockholders' equity                  $ 48,016,561      $ 46,097,220
                                                                  ============      ============